Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports dated February 6, 2024, relating to the financial statements of Apollo Commercial Real Estate Finance, Inc. and the effectiveness of Apollo Commercial Real Estate Finance, Inc.’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of Apollo Commercial Real Estate Finance, Inc. for the year ended December 31, 2023.

/s/ Deloitte & Touche LLP

New York, New York

June 17, 2024